UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2010

Accenture SCA

(Exact name of Registrant as specified in its charter)

Luxembourg	000-49713	98-0351796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46A, Avenue J.F. Kennedy

L-1855 Luxembourg

(Address of principal executive offices)

Registrant’s telephone number, including area code: (352) 26 42 35 00

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 15, 2010, Accenture SCA held an annual general meeting of shareholders, at which the shareholders voted upon the matters listed below. Accenture SCA’s shareholders approved all of the extraordinary and ordinary items considered at the meeting. Set forth below is the number of votes cast for and against/withheld, and the number of abstention votes and broker non-votes, with respect to each matter voted upon by the shareholders:

	For	Against / Withheld	Abstained	Broker Non- Votes
Extraordinary items:

Amendment to definition of “Valuation Ratio” contained in Article 24 of Accenture SCA’s Articles of Association	647,769,725(1)	0	0	*

Ordinary items:

Presentation of the Report on Annual Accounts issued by Accenture plc, the General Partner of Accenture SCA, and the Report of the External Auditor (réviseur d’entreprises agréé)	647,769,725(1)	0	0	*

Approval of the Financial Statements of Accenture SCA as of and for the Year Ended August 31, 2010	647,769,725(1)	0	0	*

Allocation of the Results of Accenture SCA as of and for the Year Ended August 31, 2010 and Declaration of a Per Share Cash Dividend of USD $0.45 on Class I Common Shares	647,769,725(1)	0	0	*

Authorization and Granting of Power to the General Partner of Accenture SCA to Pay Up To EUR 400 million Taken from the Distributable Reserves of Accenture SCA as Interim Dividends between November 15, 2010 and November 14, 2011 in accordance with the last paragraph of Article 19 of Accenture SCA’s Articles of Association	647,769,725(1)	0	0	*

Discharge of the Duties of the General Partner of Accenture SCA	647,769,725(1)	0	0	*

Re-Appointment of KPMG S.à r.l. as External Auditor of Accenture SCA on a Stand-Alone Basis	647,769,725(1)	0	0	*

Re-Appointment of KPMG LLP as Independent Auditor of Accenture SCA	647,769,725(1)	0	0	*

*	Not applicable

(1)	Consists of 647,769,725 Accenture SCA Class I common shares present and entitled to vote at the meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 16, 2010	ACCENTURE SCA, represented by its general partner, Accenture plc, itself represented by its duly authorized signatory

	By:	/s/ Julie Spellman Sweet
	Name:	Julie Spellman Sweet